Exhibit 2.1

LLC Membership Interest Purchase Agreement

This LLC Membership Interest Purchase Agreement (this “Agreement”) is entered into on this 14th day of February, 2007, by and among MSM Security Services Holdings LLC, a Delaware limited liability company (“Buyer”), ManTech Systems Engineering Corporation, a Virginia corporation (“Seller”), and ManTech International Corporation, a Delaware corporation (“Parent”). Each of Buyer, Seller and Parent is sometimes referred to herein as a “Party” and they are sometimes referred to herein collectively as the “Parties.”

Recitals

WHEREAS, Seller owns membership interests in MSM Security Services, LLC, a Maryland limited liability company (“Target”), comprising 100% of the outstanding membership interest of Target (the “Ownership Interest”), and Parent owns all of the issued and outstanding shares of stock of Seller; and

WHEREAS, this Agreement contemplates a transaction in which Seller will sell the Ownership Interest to Buyer, and Buyer will purchase the Ownership Interest from Seller, all pursuant to the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein, and in consideration of the representations, warranties, and covenants herein, the Parties agree as follows.

Section 1 Definitions

“Accounts Receivable” shall mean all accounts receivable, book debts and other forms of obligations belonging or owing to Target arising out of services rendered or goods sold by Target in connection with the Target Business.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Code” means the Internal Revenue Code of 1986, as amended.

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Knowledge” means a Party’s actual knowledge, without independent investigation.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means, when used with respect to any Party, any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of such Party, taken as a whole, or to the ability of such Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute (and none of the following shall be taken into account in determining whether there has been) a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Target Business, (2) national or international political or social conditions, (3) financial, banking or securities markets, (4) changes in US GAAP, (5) changes in law, or (6) the taking of any action contemplated by this Agreement, or (b) any existing event, occurrence or circumstance with respect to which the other Party has knowledge as of the date hereof, and any adverse change in or effect on the Target Business that is cured by the Seller prior to the Closing Date.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent Restricted Territory” means each county or similar political subdivision of each State of the United States of America in which Parent or Seller sells or markets products or services.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Target Business” means the personnel security investigation services business as currently conducted by Target, involving the production of finished background investigation reports on behalf of federal government customers (but expressly excluding any case management services or adjudication work related to such security investigation services).

“Target Restricted Territory” means each county or similar political subdivision of each State of the United States of America in which Target or Buyer sells or markets products or services.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2 Purchase and Sale of Ownership Interest

(a) Basic Transaction. On the Closing Date and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the entirety of the Ownership Interest for the consideration specified below in this Section 2.

(b) Purchase Price. Buyer agrees to pay (or caused to be paid) to Seller at the Closing an amount equal to Three Million Dollars ($3,000,000) (the “Purchase Price”) in cash, payable by wire transfer or delivery of other immediately available funds to an account designated in writing by Seller no later than three (3) days prior to the Closing.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parent, in Fairfax, Virginia, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby in Section 7 (other than conditions with respect to actions the respective Parties will take at the Closing itself), or on such other date or at such other time as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no earlier than February 23, 2007.

(d) Deliveries at Closing. At the Closing, (i) Seller and Parent shall deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §7(b) below, and (iii) Buyer will deliver to Seller the Purchase Price specified in §2(b) above.

Section 3 Representations and Warranties Concerning Transaction

(a) Parent’s and Seller’s Representations and Warranties. Each of Parent and Seller jointly and severally represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date hereof, and will be correct and complete as of the Closing Date.

(i) Organization of Seller and Parent. Each of Seller and Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Each of Parent and Seller has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Parent and Seller, enforceable in accordance with its terms and conditions.

(iii) Non-contravention. To Parent’s and Seller’s Knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Parent is subject, or any provision of Seller’s or Parent’s respective charter, bylaws or other governing documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Parent is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect.

(iv) Ownership Interest. The authorized membership interests of Target are not represented by units and are not certificated. The entire Ownership Interest in Target is held by Seller. Seller is the only member of Target. Seller owns the Ownership Interest, which comprises all of the outstanding membership interests in Target, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any of the membership interests in Target. On the Closing Date, Seller shall transfer to Buyer good and valid title to the Ownership Interest, free and clear of all Liens and transfer restrictions (other than applicable federal and state securities law restrictions).

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are correct and complete as of the date hereof, and will be correct and complete as of the Closing Date.

(i) Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

(ii) Authorization of Transaction. Buyer has full corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(iii) Non-contravention. To the Buyer’s Knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its certificate of formation or other governing documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect.

(iv) Investment. Buyer is not acquiring the Ownership Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 4 Representations and Warranties Concerning Target

Each of Parent and Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date hereof, and will be correct and complete as of the Closing Date.

(a) Organization, Qualification and Power. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

(b) Non-contravention. To Seller’s Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the articles of organization or operating agreement of Target, and (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect. To Seller’s Knowledge, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(c) Title to Assets. Seller has provided to Buyer a list of all of the material assets or properties Target owns or uses in the Ordinary Course of Business of Target (the “Asset List”). Target has good title to, or a valid leasehold interest in, all such assets or properties set forth on the Asset List free and clear of all Liens. All of the personal property that Target owns or uses in the Ordinary Course of Business of Target is in good operating condition and repair (normal wear and tear excepted) and is suitable for the uses for which they are used or intended to be used in the Target Business. The assets and properties set forth on the Asset List constitute all of the assets or property that are necessary for the conduct of the Target Business as presently conducted by Target.

(d) Financial Statements. Attached hereto as Exhibit A are unaudited balance sheets and statements of income for Target as of and for the fiscal year ended December 31, 2006 (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with applicable governmental accounting and other applicable accounting standards, (ii) present fairly the financial condition of Target as of such date and the results of operations of Target for such period and (iii) are complete and correct in all material respects and have been prepared in accordance with the books and records of Target.

(e) Tax Matters.

(i) At all times throughout its existence, (A) Target has been disregarded as an entity separate from its owner for all federal, state and local income Tax purposes, and (B) has been wholly owned by Seller.

(ii) All Tax Returns that were required to be filed by Target or with respect to the assets, income, business or activities of Target have been timely filed. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Target or with respect to the assets, income, business or activities of Target have been fully and timely paid, except where the failure to pay would not have a Material Adverse Effect. All Taxes which Target (or Parent or Seller with respect to Target) has been required to withhold or to collect for payment have been duly withheld and collected and timely paid over to the appropriate taxing authorities. There is no presently outstanding extension of time within which to file any Tax Return with respect to Target or with respect to the assets, income, business or activities of Target.

(iii) There is no current dispute or claim concerning any Tax liability of Target or with respect to the assets, income, business or activities of Target. No claim has ever been made by a taxing authority in a jurisdiction where no Taxes have been paid or no Tax Returns have been filed by or with respect to Target that Target (or its assets, income, business or activities) is or may be subject to Taxes imposed by such jurisdiction, nor, to Seller’s or Parent’s Knowledge, is there any basis for such a claim.

(iv) There has been no waiver or extension of any statute of limitations for the assessment or collection of Taxes with respect to Target or with respect to the assets, income, business or activities of Target.

(f) Contracts. Seller has made available to Buyer a copy of each material written contract and other agreement to which Target is a party.

(g) Accounts Receivable. The Accounts Receivable shown on the Financial Statements, or thereafter acquired by Target, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of Target, without right of recourse, defense, deduction, counterclaim, offset, or setoff on the part of the obligor, and can be expected to be collected within a reasonable time from the date incurred, except to the extent of the allowance for doubtful accounts shown on the Financial Statements.

(h) Absence of Undisclosed Liabilities. Target has no liabilities of any nature, whether accrued, contingent or otherwise (and to Seller’s Knowledge, there are no threatened charges, complaints, actions, suits, proceedings, hearings, investigations, claims, or demands against Target giving rise to any liability), except for liabilities reflected or reserved against in the balance sheet included in the Financial Statements and current liabilities of Target incurred in the Ordinary Course of Business of Target since the date of the most recent balance sheet included in the Financial Statements.

(i) Effect of Transfer. The transfer of the Ownership Interest from Seller to Buyer pursuant to the terms of this Agreement will not (i) give rise to any claims or causes of action against Target or with respect to any of the properties, rights or assets of Target, (ii) result in the creation of any Liens on any of the properties, rights or assets of Target or (iii) give rise to any liabilities that are not reflected on the Financial Statements and are not incurred in the Ordinary Course of Business of Target from the date of the Financial Statements.

(j) Compliance with Laws. Target is in compliance with all applicable laws, except where a failure to be in compliance with such laws would not have a Material Adverse Effect. To Seller’s Knowledge, Target is not under investigation with respect to any violation of any laws applicable to it, and Target has not received any notice of or, to Seller’s Knowledge, been threatened to be charged with, any violation of any laws applicable to it.

(k) Litigation. There are no actions, suits, arbitrations or administrative or other proceedings pending or, to Seller’s Knowledge, threatened against Target or any of its respective assets, at law or in equity, or before or by any governmental agency, and neither Target, nor any of its assets is subject to any outstanding order, judgment, decree or settlement of any court or governmental agency. Seller has provided to Buyer all information with respect to the workers’ compensation claims by Gail Ryder and Kecia Thomas, and the complaint filed by the EEOC against ManTech MSM Security Services, Inc. in the U.S. District Court for the District of Maryland Southern Division on September 30, 2005 and the subsequent settlement of such matter.

(l) Insurance. Seller has provided to Buyer a complete list of all policies of liability, theft, fidelity, life, fire, product liability, workmen’s compensation, health and other forms of insurance for the Target Business (specifying the insurer, amount of coverage, type of insurance, policy number, deductible or retention amount, premium, policy term and any pending claims thereunder). Seller has maintained at all times policies of insurance of the type and in amounts customarily carried by Persons conducting businesses similar to the Target Business and reasonable in light of the assets of Target and the Target Business in each case, in Seller’s reasonable judgment. The insurance coverage available under the currently existing insurance policies has not been exhausted.

(m) OPM Contract. To Parent’s and Seller’s Knowledge, Schedule 1 reflects the status of Target’s OPM Contract as of February 14, 2007.

(n) Full Disclosure. Neither this Agreement nor any of the exhibits executed or delivered by or on behalf of Parent or Seller with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading in light of the circumstances under which they were made.

(o) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

Except as expressly set forth in Section 3 and Section 4 of this Agreement, neither Seller nor Parent make any representation or warranty, express or implied, at law or equity, in respect of Target or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTION 3 OF THIS AGREEMENT, BUYER IS PURCHASING THE OWNERSHIP INTEREST IN TARGET ON AN “AS-IS, WHERE-IS” BASIS. Buyer acknowledges that it has intimate knowledge of Target’s business, and is able to assume the risks inherent in a transaction on these terms.

Section 5 Pre-Closing Covenants

(a) The Parties agree that, with respect to the period between the execution of this Agreement and the Closing, each of the Parties will use its reasonable best efforts to take all actions and do all things that are necessary in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction of the Closing conditions set forth in Section 7 below). Without limiting the foregoing, each of Seller and Parent agree, upon the request of Buyer, to cooperate with Buyer with respect to establishing the plans, policies and systems and obtaining all necessary security clearances and other governmental approvals required to satisfy the condition in Section 7(a)(v).

(b) From the date hereof until the Closing, Seller will cause Target to be operated in the Ordinary Course of Business in compliance with all applicable laws and will use its reasonable best efforts to preserve intact its current business organizations and relationships with customers, suppliers, contractors and other third parties having business relations with Target and to keep available the services of Target’s present officers, directors, managers, consultants, agents and employees; provided, however, that this covenant shall not preclude Target from making the modifications to its contract with OPM currently being discussed and negotiated with OPM.

(c) From the date hereof until the Closing, Parent and Seller shall give prompt written notice to Buyer of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which results in any representation or warranty contained in this Agreement being untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality (including the word “material”) or “Material Adverse Effect”, then untrue or inaccurate in any respect) had such representation or warranty been made as of the time or occurrence or discovery of such fact, condition or event and any failure of Parent or Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5(c) shall not limit or otherwise affect the remedies available hereunder to Buyer.

(d) Prior to Closing, Parent or Seller shall deliver to Buyer (A) a fixed asset list of Target’s assets as of the Closing Date, (B) a list of employees of Target as of the Closing Date, (C) all employee files with respect to Target’s employees, (D) true and complete copies of Target’s contracts with third parties, (E) a list of all billed and unbilled accounts receivable of Target and detailed liabilities as of Closing, (F) any forward pricing documents and (G) copies of any other books, records and files which relate to Target’s Business prior to the Closing reasonably requested by Buyer.

Section 6 Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement and to make effective the transactions contemplated by this Agreement, each Party will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

(b) Transition. On or before the Closing Date, the Parties will have entered into a Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), providing for the actions by each of the Parties to facilitate the maintenance and continuation of the Target Business following the Closing.

(c) Covenants Not to Compete. (i) Each of the Parties hereby acknowledges and recognizes that: (A) pursuant to the transactions contemplated by this Agreement, Seller is selling the goodwill of Target to Buyer, an Affiliate of Parent, in exchange for the Purchase Price; (B) receipt of the Purchase Price is more than adequate consideration for Seller to enter into this Agreement; (C) Seller’s and Parent’s execution and delivery of this Agreement and agreement to the covenants herein (and in particular, the covenants in this Section 6(c)) are material inducements for Buyer to enter into this Agreement and acquire Target.

(ii) Each of Seller and Parent hereby agrees that, during the period commencing on the Closing Date and ending on the first anniversary of such date, such Party shall not:

(A) engage directly or indirectly in competition with Target or Buyer in its conduct of the Target Business in any Target Restricted Territory; or

(B) directly or indirectly, engage in, or be or become an officer, director, shareholder, owner, co-owner, co-venturer, Affiliate, partner, employee, agent, representative, consultant, advisor or manager, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages in a business whose services or activities compete with the Target Business in any Target Restricted Territory (a “Target Competitor”);

provided, however, that each of Seller and Parent may, without violating this Section 6(c)(ii), own, as a passive investment, shares of capital stock of any Target Competitor if (i) such shares are listed on a national securities exchange in the United States, (ii) the number of shares of such Target Competitor’s capital stock that are owned beneficially (directly or indirectly) by Seller or Parent and the number of shares of such Target Competitor’s capital stock that are owned beneficially (directly or indirectly) by Seller’s or Parent’s Affiliates, as the case may be, collectively represent less than one percent (1%) of the total number of shares of such Target Competitor’s capital stock outstanding, and (iii) neither Seller nor Parent nor any Affiliate of Seller or Parent is otherwise associated directly or indirectly with such Target Competitor.

(d) Buyer’s Covenants. Buyer hereby agrees that, during the period from and after the Closing Date until the earlier of (i) the date that Buyer or Target are no longer owned or controlled by any officer or director of Parent and (ii) one (1) year after the Closing Date, Buyer shall not:

(A) engage directly or indirectly in competition with Seller or Parent in any Parent Restricted Territory; or

(B) directly or indirectly, engage in, or be or become an officer, director, shareholder, owner, co-owner, co-venturer, Affiliate, partner, employee, agent, representative, consultant, advisor or manager, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages in a business whose services or activities compete with the services or activities of Parent or Seller in any Parent Restricted Territory (a “Parent Competitor”);

provided, however, that Buyer may, without violating this Section 6(d), (i) own, as a passive investment, shares of capital stock of any Parent Competitor if (A) such shares are listed on a national securities exchange in the United States, (B) the number of shares of such Parent Competitor’s capital stock that are owned beneficially (directly or indirectly) by Seller or Parent and the number of shares of such Parent Competitor’s capital stock that are owned beneficially (directly or indirectly) by Buyer collectively represent less than one percent (1%) of the total number of shares of such Parent Competitor’s capital stock outstanding, and (C) neither Buyer nor any Affiliate of Buyer is otherwise associated directly or indirectly with such Parent Competitor; and (ii) pursue any case management services business or adjudication work related to security investigation services in the Parent Restricted Territory if Buyer shall have received Parent’s prior written consent.

(e) Tax Matters. Within sixty days following the Closing, Parent shall prepare and provide to Buyer IRS Form 8594, allocating the Purchase Price among the assets of Target in accordance with, and with such adjustments as may be required by, section 1060 of the Code and the regulations thereunder. The parties hereto agree to file all Tax Returns in a manner consistent with such allocation. Moreover, each party hereto shall provide such information and documents as may reasonably requested by any of the other parties hereto to enable such other party to file necessary Tax Returns, to address and deal with any Tax issues or controversies that may arise and to comply with such other party’s Tax obligations.

(f) Actions Relating to Future Bank Loan. In the event that Buyer and Target seek a line of credit or other similar financing following the Closing from a third party lender not affiliated with Buyer, and request that Parent or Seller provide information to such lender regarding Target while it was owned by Seller, or the Financial Statements or accounts receivable owned at the Closing, Parent and Seller shall use reasonable efforts to provide such information to such lender.

(g) Review or Audit of the Financial Statements. In the event that an audit, review or other procedures with respect to the Financial Statements are completed following the date hereof (whether before or after Closing) in connection with the audit of the financial statements of Parent or Seller, or other accounting procedures conducted by the independent auditors of Parent or Seller, copies of the results of such audit, review or other procedures shall be provided to Buyer.

Section 7 Conditions to Obligation to Close

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(a) and §4 above (A) that are qualified or limited by materiality (including the word “material”) or “Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date) and (B) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date), and Seller and Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date; Seller and Parent shall have delivered to Buyer a certificate to the effect that each of the conditions in this §7(a)(i) is satisfied in all respects;

(ii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iii) Seller and Parent shall have duly executed, and delivered to Buyer, the Transition Services Agreement;

(iv) Seller and Parent shall have delivered to Buyer a termination agreement in a form reasonably acceptable to Buyer, evidencing termination of the Sublease effective as of the Closing, provided that Target may continue to occupy the demised premises under the Sublease pursuant to the terms and conditions of the Transition Services Agreement;

(v) Buyer (A) shall have established or put into place for the benefit of Target, plans, policies and systems, including an accounting system, payroll system, back office systems, insurance policies and employee benefit plans, and (B) shall have obtained all necessary security clearances and other governmental approvals, in each case, necessary for Target to conduct the Target Business from and after the Closing as conducted by Target as of the date of this Agreement;

(vi) Seller shall have duly executed and delivered to Buyer an Assignment of Membership Interests in a form reasonably acceptable to Buyer evidencing the transfer of the Ownership Interest to Buyer as of the Closing Date;

(vii) Parent’s Board of Directors shall have approved the transactions contemplated hereby by the affirmative vote of a majority of the disinterested directors serving on such Board, after receiving an opinion regarding the fairness of the transactions contemplated hereby from a financial point of view to the shareholders of Parent; and

(viii) Seller and Parent shall have delivered or caused to be delivered such additional information, documents and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to Buyer’s obligations hereunder or otherwise facilitate the consummation of the transactions contemplated hereby.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Parent and Seller’s Obligation. Parent’s and Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date) and Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; Buyer shall have delivered to Seller and Parent a certificate to the effect that each of the conditions specified in this §7(b)(i) is satisfied in all respects;

(ii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iii) Buyer shall have established or put into place for the benefit of Target, plans, policies and systems, including an accounting system, payroll system, back office systems, insurance policies and employee benefit plans necessary for Target to conduct the Target Business from and after the Closing as conducted by Target as of the date of this Agreement without the continued assistance of Seller or Parent, except as otherwise provided in the Transition Services Agreement; and

(iv) Parent and Parent’s Board of Directors shall have received an opinion regarding the fairness of the transactions contemplated hereby from a financial point of view to the shareholders of Parent.

Seller and Parent may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.

Section 8 Remedies for Breaches of Agreement

(a) Survival of Representations and Warranties. None of the representations and warranties of Seller contained in Section 4 above shall survive the Closing hereunder. All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter (subject to any applicable statutes of limitations).

(b) Indemnification Provisions. If a Party breaches any of its representations or warranties contained in Section 3, and provided that the other party makes a written claim for indemnification against the breaching party pursuant to the notice requirements in §10(d) below before the expiration of any applicable statute of limitations, then the breaching party shall indemnify the non-breaching party from and against the entirety of any losses that the non-breaching party may suffer that were proximately caused by the breach. In addition, Parent and Seller shall jointly and severally indemnify Buyer or Target from and against any and all Taxes imposed on Target or with respect to the assets, income, business or activities of Target with respect to any taxable period or any portion of a taxable period ending on or before the Closing Date. In the case of a taxable period that begins before and ends after the Closing Date, the portion of Taxes allocable to the portion of the period ending on the Closing Date shall be determined (i) based on a closing of the books as of the end of the Closing Date in the case of all Taxes other than property Taxes, and (ii) in the case of property Taxes, based on the product obtained by multiplying such property Taxes for such entire period by a fraction, the numerator of which is the number of days in such period through and including the Closing Date, and the denominator of which is the total number of days in such period. For the avoidance of doubt, any Taxes attributable to the consummation of the transactions contemplated by this Agreement shall be allocated to the taxable period or portion of a taxable period ending on the Closing Date and shall be the liability and obligation of Seller and Parent.

(c) Matters Involving Third Parties. If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party. Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim, as provided in §8(c)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party.

(d) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer, Seller and Parent from and after the Closing Date with respect to Target and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it shall not have any remedy after Closing for any breach of the representations and warranties in Section 4 above.

Section 9 Termination

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller and Parent at any time prior to the Closing (A) in the event any Seller or Parent has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller and Parent of the breach, and the breach has continued without cure for a period of ten (10) after the notice of breach or (B) if the Closing shall not have occurred on or before March 2, 2007, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller or Parent may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller or Parent has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 2, 2007, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from the Seller or Parent breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Section 10 Miscellaneous

(a) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(b) Succession and Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that each Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such Party nonetheless shall remain responsible for the performance of all of its obligations hereunder). This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:		ManTech Systems Engineering Corporation
Attn: Kevin M. Phillips
12015 Lee Jackson Highway
Fairfax, Virginia 22033-3300
Fax (703) 218-8296

	With a copy to:	Attn: Office of the General Counsel
ManTech International Corporation
12015 Lee Jackson Highway
Fairfax, VA 22033
Fax (703) 218-8398

If to Parent:		ManTech International Corporation
Attn: Office of the General Counsel
12015 Lee Jackson Highway
Fairfax, VA 22033
Fax (703) 218-8398

If to Buyer:		MSM Security Services Holdings LLC
c/o ManTech International Corporation
Attn: George J. Pedersen, Sole Member
12015 Lee Jackson Memorial Hwy
8th Floor
Fairfax, VA 22033
Fax (703) 218-8296

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the Parties hereto. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(h) Expenses. Each Party hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby unless otherwise provided for herein.

(i) Section Headings; Construction. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Parties hereto have executed this LLC Membership Interest Purchase Agreement as of the date first above written.

ManTech Systems Engineering Corporation (“Seller”)

By:	/s/ Kevin M. Phillips
Name:	Kevin M. Phillips
Title:	Vice President

ManTech International Corporation (“Parent”)

By:	/s/ Kevin M. Phillips
Name:	Kevin M. Phillips
Title:	Chief Financial Officer

MSM Security Services Holdings LLC (“Buyer”)

By:	/s/ George J. Pedersen
George J. Pedersen
Sole Member